APPENDIX B

to

CUSTODY AGREEMENT
Updated: March 8, 2018

The following open-end management investment companies ("Funds") are hereby made parties to the Custody Agreement dated September 9, 2011, with UMB Bank, n.a. ("Custodian") and Starboard Investment Trust, and agree to be bound by all the terms and conditions contained in said Agreement:

1.	Alpha Risk Tactical Rotation Fund	10.	Crow Point Growth Fund
2.	Arin Large Cap Theta Fund	11.	Matisse Discounted Closed-End Fund Strategy
3.	Cavalier Adaptive Income Fund	12.	Matisse Discounted Bond CEF Strategy
4.	Cavalier Dynamic Growth Fund	13.	Nebraska Fund
5.	Cavalier Fundamental Growth Fund	14.	QCI Balanced Fund
6.	Cavalier Growth Opportunities Fund	15.	Roumell Opportunistic Value Fund
7.	Cavalier Hedged High Income Fund	16.	Sirius S&P Strategic Large-Cap Allocation Fund
8.	Cavalier Multi Strategy Fund	17.	The Sector Rotation Fund
9.	Cavalier Tactical Rotation Fund

STARBOARD INVESTMENT TRUST
By: /s/ Katherine M. Honey
Name: Katherine M. Honey
Title: President
Date: March 8, 2018

UMB BANK, N.A.
By: /s/ Peter Bergman
Name: Peter Bergman
Title: Vice-President
Date: April 27, 2018

THE NOTTINGHAM COMPANY Solely In Its Role As Payor Per Section 11
By: /s/ Katherine M. Honey
Name: Katherine M. Honey
Title: Vice President
Date: March 8, 2018